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                                             April 17, 1997



SweetWater Inc.
2505 Trade Center Avenue
Suite D
Longmont, CO 80503
Attention:  Mr. Eric M. Reynolds
              President & CEO


            RE:   AGREEMENT CONCERNING CERTAIN SWEETWATER
                  INTELLECTUAL PROPERTY AND OTHER ASSETS


Dear Mr. Reynolds:

            Further to the letter of intent dated March 14, 1997 between SweetWater Inc., a Delaware corporation whose principal offices are at 2505 Trade Center Avenue, Suite D, Longmont, Colorado 80503, and its Affiliates (as defined in paragraph 10 below), successors and/or assigns (hereinafter collectively "SweetWater") and American Standard Inc., a Delaware corporation whose principal offices are at One Centennial Avenue, Piscataway, New Jersey 08855, and its Affiliates (as defined in paragraph 10 below), successors and/or assigns (hereinafter collectively "ASI"), the parties hereby agree as follows:

            1) SweetWater has developed certain technical know-how related to the design, manufacture, production, distribution and service of the proposed water filtration and purification products listed in Exhibit A-1 (hereinafter "Know-How"), which products are designed for use exclusively in the home, household or office and exclusively for individual indoor use (hereinafter
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the "Home Products"). The parties agree that the definition of Home Products shall not include any of the products listed and described on Exhibit A-2 or any subsequent improvement to such products.

            2) Under the terms of this Agreement, SweetWater hereby assigns and transfers to ASI and ASI hereby acquires from SweetWater all of SweetWater's worldwide rights to the Know-How; ASI hereby grants to SweetWater a royalty-free, exclusive, irrevocable and transferable license to use the Know-How (i) in connection with the design, modification, improvement, enhancement, manufacture, production, distribution and service of portable water filtration and purification products for outdoor use as listed and described on Exhibit A-2;

            3) SweetWater hereby grants to ASI a royalty-free, non-exclusive, irrevocable and transferable license to practice the inventions claimed in the patents listed on Exhibit B (the "Outdoor Patents") which license shall include the right to make, have made, use, import, export, sale and offer for sale the inventions claimed in the Outdoor Patents for the full term of the respective Outdoor Patent, provided, however, that such license shall not include any such rights with respect to water filtration and purification products for outdoor use as listed and described on Exhibit A-2. Notwithstanding anything to the


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foregoing contained herein, SweetWater shall be under no obligation to maintain or to defend any of the Outdoor Patents;

            4) SweetWater shall not use the Know-How transferred to ASI under the terms of this Agreement, or any portion thereof, to manufacture, produce, or distribute, directly or indirectly, any of the products listed on Exhibit A-1. ASI agrees that it shall not use the Know-How in connection with water filtration and purification products for outdoor use as listed and described on Exhibit A-2.

            5) ASI may desire to employ one or more of the individuals listed on Exhibit C hereto who were former employees of SweetWater. At ASI's request, SweetWater agrees to release any and all such individuals listed on Exhibit C hereto from any obligations to SweetWater which would restrict such individuals from becoming employed by ASI or using or disclosing confidential or proprietary information of Sweetwater related to the Home Products to ASI or using such confidential or proprietary information in connection with their employment by ASI to develop Home Products. SweetWater hereby waives any claims against ASI relating to the employment of any such individual;

            6) SweetWater makes no representations and warranties to ASI relating to the ability or right to make, use or sell


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products embodying the Know-How or the ability to patent, obtain or perfect the rights to inventions and disclosures and improvements related to the Know-How. SweetWater agrees to cooperate with ASI and to cause its employees to cooperate with ASI in obtaining and perfecting rights to invention disclosures and improvements related to the Know-How provided that ASI reimburses SweetWater for any costs incurred in connection with such cooperation and provided that SweetWater shall be under no obligation to employ or to continue to employ any persons to fulfill this agreement;

            7) SweetWater covenants that ASI has the unfettered right, free of any and all claims of SweetWater and/or potential claims of SweetWater, to develop and exploit the Know-How in accordance with the terms of this agreement;

            8) SweetWater agrees to cooperate with respect to the transfer of, and to relinquish its rights to, all engineering software installed on the hardware sold to ASI including three (3) seats of Pro-Engineering CAD/CAM software which are licensed to SweetWater, and to sell to ASI the hardware, including related office equipment, as described in Exhibit D hereto and any other software included therein which is owned by SweetWater;


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            9) In consideration for the undertakings of SweetWater listed in
Paragraphs (1) through (9) hereof, ASI agrees to pay to SweetWater the sum of two hundred forty thousand United States Dollars (USD 240,000) by bank wire transfer within five (5) working days following the signing of this Agreement. This Agreement does not and is not intended to transfer or result in the transfer of any liabilities of SweetWater to ASI;

            10) This Agreement shall be interpreted in accordance with the laws of the State of New York. The term "Affiliate" shall mean any corporation or other entity controlled by the entity to which such term refers.

            If you agree to the foregoing, please sign and date at the spaces indicated below.

Very truly yours,

SweetWater Inc.                              American Standard Inc.
By:_______________________________           By:________________________________
Title:____________________________           Title:_____________________________
Date:_____________________________           Date:______________________________



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